EXHIBIT 10.7

January 6, 2003

Mr. Robert A. Kuehl

1051 Penn Circle, G205

King of Prussia, PA 19406

Dear Bob:

We are excited about the prospects of you joining Superior Bank. The purpose of this letter is to confirm our discussions with respect to your employment by Superior Bank as follows:

Effective Date:	January 20, 2003 or earlier at your discretion.

Position:	You will serve as Chief Financial Officer of Superior Financial Corp. and Superior Bank. Also, you will be a member of the Bank’s management committee.

Compensation:	For all services rendered by you during your employment, you will be paid an annual base salary of $125,000, subject to annual performance review. You will also be eligible for the Senior Management Incentive Plan, which allows for a bonus of up to 50% of the base compensation, with a targeted payout of 30% if the Company and the participant meet their goals.

Benefits:	You will be provided the right to participate in the normal employee benefit plan. During the required waiting periods for benefits eligibility, we will reimburse you for continuation of COBRA medical coverage with your former employer. Due to your business travel requirements, you will be provided with a monthly automobile stipend of $500 plus normal business mileage reimbursement.

Stock Options:	Your will receive stock options, for a term of ten (10) years, to acquire 7,000 shares of common stock. The per share grant value will be established as of the close of trading on the day before your employment. Vesting shall be in accordance with the following schedule:

33 1/3% vesting upon the stock reaching a market value (adjusted for stock splits, stock dividends, or other changes in capital structure), based upon an average of the closing price over ten (10) consecutive days (the “Market Value”) of at least $20 per share;

33 1/3% vesting when such Market Value reaches $25 per share; and

33 1/3% vesting when such Market Value reaches $30 per share.

All options will vest after five years and all options shall become fully vested upon a change in control.

Change in Control:	A “Change in Control” of the Company or Parent shall mean the occurrence of a transaction the result of which is that more than twenty-five (25) percent of the outstanding shares of the Company or the Parent, or any successor thereof, are acquired by any person or entity, or group acting in concert, which, prior to such transaction, owned or controlled less than twenty-five (25) percent of the shares of the Company or of the Parent except that this definition shall not apply to a corporate reorganization.

In the event of a Change in Control of the Company or the Parent subsequent to the date thereof, this agreement shall be terminated and you shall receive compensation of 2.00 times your annualized total compensation for the twelve months preceding the change in control, including targeted bonuses.

Relocation:	We will reimburse you for the following:

1) Payment of the actual cost of moving your household goods from Pennsylvania to Arkansas;

2) Reimbursement of temporary living expenses in Little Rock for up to 60 days or until permanent living location is established; and

3) Reimbursement of closing costs on the purchase of a home in Arkansas.

I believe this letter summarizes the conditions of your employment we previously discussed. Except as to the explicit provisions expressed herein, no contract or other arrangement exists between the undersigned parties. Company literature does not create an employment contract. Superior will continue to be an “at will” employer.

We look forward to having you join Superior. If you concur with this offer, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/    RICK GARDNER

AGREED TO:

/s/    ROBERT A. KUEHL

January 10, 2003

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